Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

BETWEEN

WELLS FARGO & COMPANY

AND

CITIBANK, N.A.

Dated as of December 10, 2008

SUPPLEMENTAL TO INDENTURE

DATED JULY 21, 1999

THIS FOURTH SUPPLEMENTAL INDENTURE dated as of December 10, 2008 between WELLS FARGO & COMPANY, a Delaware corporation (the “Issuer”), and CITIBANK, N.A., as trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer and the Trustee are parties to that certain Indenture dated as of July 21, 1999 (the “Indenture”);

WHEREAS, on November 21, 2008, the Federal Deposit Insurance Corporation (“FDIC”) issued its Final Rule, 12 C.F.R. Part 370 (the “Rule”), establishing the FDIC’s Temporary Liquidity Guarantee Program;

WHEREAS, the Issuer has entered into a master agreement by and between the Issuer and the FDIC, dated December 5, 2008 (the “FDIC Master Agreement”) pursuant to which the FDIC agrees to guarantee payments with respect to certain Debt Securities that are eligible for such guarantee under the Rule (the “Guaranteed Securities”) and the Issuer agrees to reimburse and make whole the FDIC;

WHEREAS, pursuant to the FDIC Master Agreement, the Issuer agreed to incorporate into the Indenture governing any of its Guaranteed Securities certain provisions set out in the FDIC Master Agreement and desires to incorporate such provisions into the Indenture by entering into this Fourth Supplemental Indenture;

WHEREAS, Section 901 of the Indenture provides that, without the consent of the Holders (as defined in the Indenture), the Issuer, when authorized by a Board Resolution (as defined in the Indenture), and the Trustee may enter into indentures supplemental to the Indenture under certain circumstances provided therein;

WHEREAS, the entry into this Fourth Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

WHEREAS, all things necessary to make this Fourth Supplemental Indenture a valid agreement of the Issuer, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done;

NOW, THEREFORE:

In consideration of the premises and the purchases of the Debt Securities by the Holders thereof, the Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of Guaranteed Securities, as follows:

ARTICLE 1

Section 1.01. The Indenture is hereby amended by the insertion of a new Article Sixteen which shall provide as follows:

ARTICLE SIXTEEN

FDIC Guaranteed Senior Unsecured Debt

Section 16.01. Acknowledgement of the FDIC’s Debt Guarantee Program. The parties to this Indenture acknowledge that the Issuer has not opted out of the debt guarantee program (the “Debt Guarantee Program”) established by the Federal Deposit Insurance Corporation (the “FDIC”) under its Temporary Liquidity Guarantee Program on November 21, 2008 pursuant to the FDIC’s Final Rule, 12 C.F.R. Part 370 (as may be amended or supplemented from time to time, the “Rule”). The Debt Guarantee Program applies to any Debt Securities issued on or after October 14, 2008 through June 30, 2012 (the “Effective Period”) that constitute senior unsecured debt, as defined in the Rule and as to which the Issuer has not duly made an opt-out election in accordance with Section 370.5(c) of the Rule (the “Guaranteed Securities”). As a result, this debt is guaranteed under the FDIC Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 CFR Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of this debt or June 30, 2012.

The security certificate, note or other instrument evidencing each Guaranteed Security shall bear a legend, upon which the Representative (as defined below) shall be entitled to conclusively rely, to the effect that such security certificate, note or other instrument is guaranteed by the FDIC under the Debt Guarantee Program.

Section 16.02. Trustee as Representative of Holders.

(a) The Trustee and its successors are designated as the duly authorized representatives of the Holders for purposes of making claims and taking other permitted or required actions under the Debt Guarantee Program (the “Representative”). Any Holder may elect not to be represented by the Representative by providing written notice of such election to the Representative (it being understood that such election shall not affect the Trustee’s capacity hereunder except as the representative of such Holder under the Debt Guarantee Program).

(b) Upon an uncured failure by the Issuer to make a timely payment of principal or interest under any Guaranteed Securities (a “Payment Default”), the Representative, on behalf of all Holders of such Guaranteed Securities that are represented by the Representative, shall submit to the FDIC a demand for payment by the FDIC of such unpaid principal and interest, together with proof of such claim and such other documentation as may be required by the FDIC under the Rule (i) in the case of any Payment Default prior to maturity of the Guaranteed Securities, promptly, and in no event later than the earlier of the end of the applicable cure period and 60 days following such Payment Default and (ii) in the case of any payment due on the maturity date for the Guaranteed Securities, on such maturity date.

Section 16.03. Subrogation. The FDIC shall be subrogated to all of the rights of the Holders of Guaranteed Securities and the Representative with respect to such Guaranteed Securities under this Indenture against the Issuer in respect of any amounts paid to the Holders of the Guaranteed Securities, or for the benefit of the Holders of the Guaranteed Securities, by the FDIC pursuant to the Debt Guarantee Program.

Section 16.04. Assignment upon Guarantee Payment. The Holders of Guaranteed Securities, by their acceptance of the Guaranteed Securities, authorize the Representative, at such time as the FDIC shall commence making any guarantee payments to the Representative for the benefit of the Holders of Guaranteed Securities pursuant to the Debt Guarantee Program (each, a “Guarantee Payment”), to execute an assignment in the form attached hereto as Annex A, pursuant to which the Representative shall assign to the FDIC its right as Representative to receive any and all payments from the Issuer under this Indenture on behalf of the Holders of Guaranteed Securities. The Issuer hereby consents and agrees that the FDIC is an acceptable transferee for all or any portion of the Guaranteed Securities for all purposes of this Indenture and upon any such assignment, the FDIC shall be deemed a Holder under this Indenture for all purposes hereof, and the Issuer hereby agrees to take such reasonable steps as are necessary to comply with any relevant provision of this Indenture as a result of such assignment.

If a Holder of Guaranteed Securities has exercised its right not to be represented by the Representative, such Holder of Guaranteed Securities, by its acceptance of the Guaranteed Securities, agrees that, at such time as the FDIC shall commence making any Guarantee Payments to the Holder pursuant to the Debt Guarantee Program, such Holder shall execute an assignment in the form attached hereto as Annex A, pursuant to which such Holder shall assign to the FDIC its right to receive any and all payments from the Issuer under this Indenture.

Section 16.05. Surrender of Guaranteed Securities to the FDIC. If, at any time on or prior to the expiration of the Effective Period, payment in full hereunder shall be made pursuant to the Debt Guarantee Program on the outstanding principal and accrued interest to such date of payment with respect to any Guaranteed Securities, the Holder of such Guaranteed Securities shall, or shall cause the person or entity in possession of such Guaranteed Securities to, promptly surrender to the FDIC the security certificate, note or other instrument evidencing such Guaranteed Securities, if any.

Section 16.06. Notice Obligations to the FDIC of Payment Default. If, at any time prior to the earlier of (i) full satisfaction of the payment obligations under any Guaranteed Securities, or (ii) expiration of the Effective Period, the Issuer is in default of any payment obligation under any Guaranteed Securities, including timely payment of any accrued and unpaid interest, without regard to any cure period, the Representative covenants and agrees that it shall provide written notice to the FDIC within one (1) Business Day of such payment default. As used in this Article Sixteen, “Business Day” shall mean any day that is not a Saturday, Sunday or a day on which banks are required or authorized by law to be closed in the State of New York.

Section 16.07. Rankings. Any indebtedness of the Issuer to the FDIC arising under Section 2.03 of the Master Agreement dated December 5, 2008 entered into by the Issuer and the FDIC (the “Master Agreement”) in connection with the Debt Guarantee Program will constitute a senior unsecured obligation of the Issuer, ranking pari passu with any indebtedness under this Indenture.

Section 16.08. No Event of Default During Time of Timely FDIC Guarantee Payments. There shall not be deemed to be an Event of Default under this Indenture which would permit or result in the acceleration of amounts due hereunder, if such an Event of Default is due solely to the failure of the Issuer to make timely payment on the Guaranteed Securities provided that the FDIC is making timely Guarantee Payments with respect to such Guaranteed Securities in accordance with the Rule.

Section 16.09. No Modifications without FDIC Consent. Without the express written consent of the FDIC, the parties hereto agree not to amend, modify, supplement or waive any provision in this Indenture that is related to the principal, interest, payment, default or ranking of the Guaranteed Securities, that is required to be included herein pursuant to the Master Agreement or the amendment of which would require the consent of the Holders of all of the Guaranteed Securities.

Section 1.02. The Indenture is hereby amended by the insertion of a new “Annex A” in the form attached hereto.

ARTICLE 2

MISCELLANEOUS PROVISIONS

Section 2.01. Further Assurances. The Issuer will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this Fourth Supplemental Indenture.

Section 2.02. Other Terms of the Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 2.03. Effectiveness. Upon execution and delivery of this Fourth Supplemental Indenture by the Company and the Trustee, this Fourth Supplemental Indenture shall become effective as of its date.

Section 2.04. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.05. Successors and Assigns. All covenants and agreements in this Fourth Supplemental Indenture by the Issuer shall bind its successors and assigns, whether expressed or not.

Section 2.06. Separability. In case any provision of this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.07. Governing Law. The internal laws of the State of New York shall govern and be used to construe this Fourth Supplemental Indenture.

Section 2.08. Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 2.09. Responsibility of the Trustee. The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture.

*[Signature Page to Follow]*

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, attested and sealed, all as of the date first above written.

WELLS FARGO & COMPANY

[CORPORATE SEAL]	By	/s/ Barbara S. Brett
	Name:	Barbara S. Brett
	Title:	Senior Vice President and Assistant Treasurer

	Attest	/s/ Laurel A. Holschuh
	Name:	Laurel A. Holschuh
	Title:	Senior Vice President and Secretary

[CORPORATE SEAL]	CITIBANK, N.A.

	By	/s/ Louis Piscitelli
	Name:	Louis Piscitelli
	Title:	Vice President

	Attest	/s/ Chino Emanuele
	Name:	Chino Emanuele
	Title:	Vice President

STATE OF MINNESOTA	)
)SS.
COUNTY OF HENNEPIN	)

On the 9th day of December, 2008, before me personally came Barbara S. Brett, to me known, who, being duly sworn, did depose and say that she is a Senior Vice President and Assistant Treasurer of Wells Fargo & Company, a corporation described in and which executed the above instrument; that she knows the seal of said corporation; that it was so affixed pursuant to the authority of the Board of Directors of said corporation; and that she signed her name thereto pursuant to like authority.

/s/ Jean E. Johanson
Notary Public

STATE OF NEW YORK	)
)SS.
COUNTY OF NEW YORK	)

On the 10th day of December, 2008, before me personally came Louis Piscitelli, to me known, who, being duly sworn, did depose and say that she is an Vice President of Citibank, N.A., a national banking association described in and which executed the above instrument; that she knows the seal of said corporation; that it was so affixed pursuant to the authority of the Board of Directors of said corporation; and that she signed her name thereto pursuant to like authority.

/s/ Zenaida Santiago
Notary Public

ANNEX A

ASSIGNMENT

This Assignment is made pursuant to the terms of the [Insert title of Guaranteed Securities] (CUSIP No.     ) (the “Note”) and Section 16.04 of the Indenture, dated as of July 21, 1999, as amended from time to time (the “Indenture”), between Citibank, N.A. (the “Representative”), acting on behalf of the Holders of the Guaranteed Securities issued under the Indenture who have not opted out of representation by the Representative (with those Holders of Guaranteed Securities who have opted out of representation by the Representative being the “Unrepresented Holders”), and Wells Fargo & Company (the “Issuer”) with respect to the Note. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Indenture.

For value received, [the Representative, on behalf of the Holders of Guaranteed Securities] [OR] [the Unrepresented Holders] (the “Assignor”), hereby assigns to the Federal Deposit Insurance Corporation (the “FDIC”), without recourse, all of the Assignor’s respective rights, title and interest in and to: (a) the Note; (b) the Indenture, with respect to the Note; and (c) any other instrument or agreement executed by the Issuer regarding obligations of the Issuer under the Note or the Indenture, with respect to the Note (collectively, the “Assignment”).

The Assignor hereby certifies that:

1. Without the FDIC’s prior written consent, the Assignor has not:

(a) agreed to any material amendment of the Note or the Indenture to the extent relating to the Note or to any material deviation from the provisions thereof; or

(b) accelerated the maturity of the Note.

[Instructions to the Assignor: If the Assignor has not assigned or transferred any interest in the Note and related documentation, such Assignor must include the following representation.]

2. The Assignor has not assigned or otherwise transferred any interest in the Note or Indenture to the extent relating to the Note;

[Instructions to the Assignor: If the Assignor has assigned a partial interest in the Note and related documentation, the Assignor must include the following representation.]

2. The Assignor has assigned part of its rights, title and interest in the Note and the Indenture to the extent relating to the Note to              pursuant to the              agreement, dated as of             , 20     between                             , as assignor, and                     , as assignee, an executed copy of which is attached hereto.

The Assignor acknowledges and agrees that this Assignment is subject to the Indenture and to the following:

1. In the event the Assignor receives any payment under or related to the Note or the Indenture, with respect to the Note, from a party other than the FDIC (a “Non-FDIC Payment”):

(a) after the date of demand for a Guarantee Payment on the FDIC pursuant to the Rule, but prior to the date of the FDIC’s first Guarantee Payment under the Note or the Indenture, with respect to the Note, pursuant to the Rule, the Assignor shall promptly but in no event later than five (5) Business Days after receipt notify the FDIC of the date and the amount of such Non-FDIC Payment and shall apply such payment as payment made by the Issuer, and not as a Guarantee Payment made by the FDIC, and therefore, the amount of such payment shall be excluded from this Assignment; and

(b) after the FDIC’s first Guarantee Payment under the Note or the Indenture, with respect to the Note, the Assignor shall forward promptly to the FDIC such Non-FDIC Payment in accordance with the payment instructions provided in writing by the FDIC.

2. Acceptance by the Assignor of payment pursuant to the Debt Guarantee Program on behalf of the Holders of Guaranteed Securities shall constitute a release by such Holders of any liability of the FDIC under the Debt Guarantee Program with respect to such payment.

The Person who is executing this Assignment on behalf of the Assignor hereby represents and warrants to the FDIC that he/she/it is duly authorized to do so.

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed and attested, all as of this          day of             ,         .

[CITIBANK, N.A.,
REPRESENTATIVE]
[OR]
[UNREPRESENTED HOLDER]

By:
Name:
Title:

Attest:

By:
Name:

Consented to and acknowledged by this day of , 20

THE FEDERAL DEPOSIT INSURANCE CORPORATION

By:
(Signature)

Name:
(Print)

Title:
(Print)

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